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(MULTICURRENCY-CROSS BORDER)


                              ISDA-Registered Trademark-

                     International Swap Dealers Association, Inc.

                                   MASTER AGREEMENT


                               dated as of May 20, 1997

LEHMAN BROTHERS FINANCE S.A. AND MAGNETEK, INC.

                                         and

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have entered and/or anticipate entering into one or more transactions (each a
"Transaction") that are or will be governed by this Master Agreement, which includes the schedule (the "Schedule"), and the documents and other confirming evidence (each a "Confirmation") exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:-

1.     INTERPRETATION

(a) DEFINITIONS. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b) INCONSISTENCY. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purposes of the relevant Transaction.

(c) SINGLE AGREEMENT. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmation form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Transactions.

2.     OBLIGATIONS

(a)    GENERAL CONDITIONS.

       (i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

       (ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

       (iii)  Each obligation of each party under Section 2(a)(i) is subject to
       (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.


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(b)    CHANGE OF ACCOUNT.  Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)    NETTING.  If on any date amounts would otherwise be payable:-

       (i)    in the same currency; and

       (ii)   in respect of the same Transaction.

by each party to the other, then, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)    DEDUCTION OR WITHHOLDING FOR TAX.

       (i) GROSS-UP. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party ("X") will:-

              (1)  promptly notify the other ("Y") of such requirement;

              (2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

              (3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

              (4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:-

                   (A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

                   (B)  the failure of a representation made by Y pursuant to
                   Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.


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       (ii)   LIABILITY.  If:-

              (1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

              (2)  X does not so deduct or withhold; and

              (3) a liability resulting from such Tax is assessed directly against X,

       then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e) DEFAULT INTEREST; OTHER AMOUNTS. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.     REPRESENTATIONS

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:-

(a)    BASIC REPRESENTATIONS.

       (i) STATUS. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

       (ii) POWERS. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

       (iii) NO VIOLATION OR CONFLICT. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

       (iv) CONSENTS. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

       (v) OBLIGATIONS BINDING. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).


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(b)    ABSENCE OF CERTAIN EVENTS.  No Event of Default or Potential Event of
Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) ABSENCE OF LITIGATION. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) ACCURACY OF SPECIFIED INFORMATION. All applicable information that is furnished in writing by or on behalf of it to the other parry and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) PAYER TAX REPRESENTATION. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) PAYEE TAX REPRESENTATIONS. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.     AGREEMENTS

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:-

(a) FURNISH SPECIFIED INFORMATION. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:-

       (i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

       (ii) any other documents specified in the Schedule or any Confirmation; and

       (iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) MAINTAIN AUTHORISATIONS. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) COMPLY WITH LAWS. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d) TAX AGREEMENT. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) PAYMENT OF STAMP TAX. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated,


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organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located ("Stamp Tax Jurisdiction") and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party's execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.     EVENTS OF DEFAULT AND TERMINATION EVENTS

(a) EVENTS OF DEFAULT. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an "Event of Default") with respect to such party:-

       (i) FAILURE TO PAY OR DELIVER. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

       (ii) BREACH OF AGREEMENT. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

       (iii)  CREDIT SUPPORT DEFAULT.

              (1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

              (2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

              (3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

       (iv) MISREPRESENTATION. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated.

       (v) DEFAULT UNDER SPECIFIED TRANSACTION. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or
       (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

       (vi) CROSS DEFAULT. If "Cross Default" is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however


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       described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Specified Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

       (vii) BANKRUPTCY. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:-

              (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, staved or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

       (viii) MERGER WITHOUT ASSUMPTION. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:-

              (1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

              (2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) TERMINATION EVENTS. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in
(ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event


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Upon Merger if the event is specified pursuant to (iv) below or an Additional
Termination Event if the event is specified pursuant to (v) below:-

       (i) ILLEGALITY. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):-

              (1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

              (2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

       (ii) TAX EVENT. Due to (x) any action taken by a tax authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

       (iii) TAX EVENT UPON MERGER. The party (the "Burdened Party") on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under
       Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

       (iv) CREDIT EVENT UPON MERGER. If "Credit Event Upon Merge" is specified in the Schedule as applying to the party, such party ("X"), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case my be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

       (v) ADDITIONAL TERMINATION EVENT. If any "Additional Termination Event" is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) EVENT OF DEFAULT AND ILLEGALITY. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated is an Illegality and will not constitute an Event of Default.


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6.     EARLY TERMINATION

(a) RIGHT TO TERMINATE FOLLOWING EVENT OF DEFAULT. If at any time an Event of Default with respect to a party (the "Defaulting Party") has occurred and is then continuing, the other party (the "Non-defaulting Party") may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, "Automatic Early Termination" is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(l), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)    RIGHT TO TERMINATE FOLLOWING TERMINATION EVENT.

       (i) NOTICE. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

       (ii) TRANSFER TO AVOID TERMINATION EVENT. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

       If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

       Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party's policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

       (iii) TWO AFFECTED PARTIES. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

       (iv)   RIGHT TO TERMINATE.  If:-

              (1)  a transfer under Section 6(b)(ii) or an agreement under
              Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

              (2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)    EFFECT OF DESIGNATION.

       (i)    If notice designating an Early Termination Date is given under
       Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

       (ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)    CALCULATIONS.

       (i) STATEMENT. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

       (ii) PAYMENT DATE. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e) PAYMENTS ON EARLY TERMINATION. If an Early Termination Date occurs, the following provisions shall apply based on the parties' election in the Schedule of a payment measure, either "Market Quotation" or "Loss", and a payment method, either the "First Method" or the "Second Method". If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that "Market Quotation" or the "Second Method", as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

       (i) EVENTS OF DEFAULT. If the Early Termination Date results from an Event of Default:-

              (1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

              (2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party's Loss in respect of this Agreement.

              (3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to
              (A) the sum of the Settlement Amount (determined by the

              Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

              (4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

       (ii) TERMINATION EVENTS. If the Early Termination Date results from a Termination Event:-

              (1) ONE AFFECTED PARTY. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

              (2)  TWO AFFECTED PARTIES.  If there are two Affected Parties:-

                   (A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount ("X") and the Settlement Amount of the party with the lower Settlement Amount ("Y") and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

                   (B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss ("X") and the Loss of the party with the lower Loss ("Y").

              If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

       (iii) ADJUSTMENT FOR BANKRUPTCY. In circumstances where an Early Termination Date occurs because "Automatic Early Termination" applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

       (iv) PRE-ESTIMATE. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.     TRANSFER

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:-

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.     CONTRACTUAL CURRENCY

(a) PAYMENT IN THE CONTRACTUAL CURRENCY. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the "Contractual Currency"). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) JUDGMENTS. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered
(i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c) SEPARATE INDEMNITIES. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) EVIDENCE OF LOSS. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.     MISCELLANEOUS

(a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) AMENDMENTS. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) SURVIVAL OF OBLIGATIONS. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) REMEDIES CUMULATIVE. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)    COUNTERPARTS AND CONFIRMATIONS.

       (i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

       (ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) NO WAIVER OF RIGHTS. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) HEADINGS. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.    OFFICES; MULTIBRANCH PARTIES

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.    EXPENSES

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.    NOTICES

(a) EFFECTIVENESS. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:-

       (i) if in writing and delivered in person or by courier, on the date it is delivered;

       (ii) if sent by telex, on the date the recipient's answerback is received;

       (iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

       (iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

       (v) if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b) CHANGE OF ADDRESSES. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13.    GOVERNING LAW AND JURISDICTION

(a) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) JURISDICTION. With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each party irrevocably:-

       (i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

       (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) SERVICE OF PROCESS. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party's Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d) WAIVER OF IMMUNITIES. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.    DEFINITIONS

As used in this Agreement:-

"ADDITIONAL TERMINATION EVENT" has the meaning specified in Section 5(b).

"AFFECTED PARTY" has the meaning specified in Section 5(b).

"AFFECTED TRANSACTIONS" means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

"AFFILIATE" means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"APPLICABLE RATE" means:-

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d)    in all other cases, the Termination Rate.

"BURDENED PARTY" has the meaning specified in Section 5(b).

"CHANGE IN TAX LAW" means the enactment, promulgation, execution or ratification of, or any change in or amendment to any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

"CONSENT" includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

"CREDIT EVENT UPON MERGER" has the meaning specified in Section 5(b).

"CREDIT SUPPORT DOCUMENT" means any agreement or instrument that is specified as such in this Agreement.

"CREDIT SUPPORT PROVIDER" has the meaning specified in the Schedule.

"DEFAULT RATE" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus l% per annum.

"DEFAULTING PARTY" has the meaning specified in Section 6(a).

"EARLY TERMINATION DATE" means the date determined in accordance with Section 6(a) or 6(b)(iv).

"EVENT OF DEFAULT" has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

"ILLEGALITY" has the meaning specified in Section 5(b).

"INDEMNIFIABLE TAX" means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

"LAW" includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and "LAWFUL" and "UNLAWFUL" will be construed accordingly.

"LOCAL BUSINESS DAY" means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and. if different. in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by
Section 2(b), in the place where the relevant new account is to be located and
(d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

"LOSS" means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party's legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

"MARKET QUOTATION" means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (with regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

"NON-DEFAULT RATE" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

"NON-DEFAULTING PARTY" has the meaning specified in Section 6(a).

"OFFICE" means a branch or office of a party, which may be such party's head or home office.

"POTENTIAL EVENT OF DEFAULT" means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"REFERENCE MARKET-MAKERS" means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

"RELEVANT JURISDICTION" means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

"SCHEDULED PAYMENT DATE" means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

"SET-OFF" means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

"SETTLEMENT AMOUNT" means, with respect to a party and any Early Termination Date, the sum of:-

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party's Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

"SPECIFIED ENTITY" has the meaning specified in the Schedule.

"SPECIFIED INDEBTEDNESS" means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

"SPECIFIED TRANSACTION" means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (of any Credit Support Provider of such other parry or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

"STAMP TAX" means any stamp, registration, documentation or similar tax.

"TAX" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

"TAX EVENT" has the meaning specified in Section 5(b).

"TAX EVENT UPON MERGER" has the meaning specified in Section 5(b).

"TERMINATED TRANSACTIONS" means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if "Automatic Early Termination" applies, immediately before that Early Termination Date).

"TERMINATION CURRENCY" has the meaning specified in the Schedule.

"TERMINATION CURRENCY EQUIVALENT" means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in currency other than the Termination Currency (the "Other Currency"), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

"TERMINATION EVENT" means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

"TERMINATION RATE" means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

"UNPAID AMOUNTS" owing to any party means, with respect to an Early Termination Date the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under
Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to, such party on or prior to such Early Termination Date and which has not been so settled as at such Early
Termination Date an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

LEHMAN BROTHERS FINANCE S.A.                MAGNETEK, INC.
       (Name of Party)...................   .........(Name of Party)...........

By:                                         By:
     .............................                .........................
       Name:                                        Name:
       Title:                                       Title:
       Date:                                        Date:

By:
     .............................
       Name:
       Title:
       Date:

                                       SCHEDULE
                                        TO THE
                                   MASTER AGREEMENT


                               dated as of May 20, 1997


between LEHMAN BROTHERS FINANCE S.A., a Swiss corporation ("Party A") and MAGNETEK, INC., a Delaware corporation ("Party B").

                                        PART 1

                                TERMINATION PROVISIONS

In this Agreement:-

(a) SPECIFIED ENTITY means in relation to Party A for the purpose of:-

    SECTION 5(a)(V),    Not applicable.

    SECTION 5(a)(VI),   Not applicable.

    SECTION 5(a)(VII),  Not applicable.

    SECTION 5(b)(IV),   Not applicable.

                        in relation to Party B for the purpose of:-

    SECTION 5(a)(V),    Not applicable.

    SECTION 5(a)(VI),   Not applicable.

    SECTION 5(a)(VII),  Not applicable.

    SECTION 5(b)(IV),   Not applicable.

(b) SPECIFIED TRANSACTION will have the meaning specified in SECTION 14 of this Agreement.

(c) The CROSS DEFAULT provisions of SECTION 5(A)(VI) will apply to Party A and Party B.

    The following provisions apply:-

    SPECIFIED INDEBTEDNESS will have the meaning specified in SECTION 14.

    THRESHOLD AMOUNT means the lesser of (i) USD40,000,000 and (ii) two percent (2%) of the Stockholders' Equity of Lehman Brothers Holdings Inc. ("Holdings"), in the case of Party A and Holdings (or its equivalent in any other currency), and the lesser of (i) USD40,000,000 and (ii) two percent (2%) of the Stockholders' Equity of Party B, in the case of Party B (or its equivalent in any other currency).

(d) The CREDIT EVENT UPON MERGER provisions of SECTION 5(hB)(IV) will apply to Party A and Party B.

(e) The AUTOMATIC EARLY TERMINATION provision of SECTION 6(a) will NOT apply to either Party A or Party B, provided that where there is an Event of Default under Section 5(a)(vii)(1), (3), (4), (5), (6) or, to the extent analogous thereto, (8), and the Defaulting Party is governed by a system of law that does not permit termination to take place after the occurrence of such Event of Default, then the Automatic Early Termination provisions of
    Section 6(a) will apply.

(f) PAYMENTS ON EARLY TERMINATION. For the purpose of SECTION 6(E) of this Agreement, Market Quotation and the Second Method will apply.

(g) TERMINATION CURRENCY means United States Dollars ("USD").

                                        PART 2

                                 TAX REPRESENTATIONS

PAYER REPRESENTATIONS. For the purpose of SECTION 3(E) of this Agreement, Party A will make the following representation and Party B will make the following representation:-

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under SECTION 2(e), 6(d)(II) OR 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on:-

    (i) the accuracy of any representation made by the other party pursuant to SECTION 3(f) of this Agreement;

    (ii) the satisfaction of the agreement contained in SECTION 4(a)(i) or 4(a)(III) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to SECTION 4(a)(I) or 4(a)(III) of this Agreement; and

    (iii)     the satisfaction of the agreement of the other party contained in
              SECTION 4(D) of this Agreement,

PROVIDED that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under SECTION 4(A)(III) of this Agreement by reason of material prejudice to its legal or commercial position.

PAYEE REPRESENTATIONS. For the purpose of SECTION 3(f) of this Agreement, Party A will make the following representations:

    It is fully eligible for the benefits of the "Business Profits" or "Industrial and Commercial Profits" provision, as the case may be, the "Interest" provision or the "Other Income" provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

If such representation applies, then:-

"SPECIFIED TREATY" means, with respect to a Transaction, the tax treaty applicable between the United States of America and Switzerland; and

"SPECIFIED JURISDICTION" means, with respect to each Transaction, the United States of America.

                                        PART 3

                              DOCUMENTS TO BE DELIVERED

For the purpose of SECTION 4(a):-

(a) Tax forms, documents or certificates to be delivered are:-

PARTY REQUIRED
TO DELIVER                                   DATE BY WHICH
DOCUMENT         FORM/DOCUMENT/CERTIFICATE   TO BE DELIVERED
--------------   -------------------------   ----------------

Party A         Tax Forms                   Promptly upon the earlier of (i)
                                            reasonable demand by Party B or
                                            (ii) learning that the form or
                                            document is required.

Party B         Tax Forms                   Promptly upon the earlier of (i)
                                            reasonable demand by Party A or
                                            (ii) learning that the form or
                                            document is required.

(b)  Other documents to be delivered are:-

PARTY
REQUIRED                                                        COVERED BY
TO DELIVER                                DATE BY WHICH         SECTION 3(d)
DOCUMENT    FORM/DOCUMENT/CERTIFICATE     TO BE DELIVERED       REPRESENTATION
----------  -------------------------     ---------------       --------------

Party A    The Credit Support Document   Upon execution          No
           listed in Part 4,             of this Agreement
           Section(f).

Party A    An incumbency certificate     Upon execution of       Yes
           with respect to the           this Agreement
           signatory of this Agreement.

Party B    An incumbency certificate     Upon execution of       Yes
           with respect to the           this Agreement
           signatory of this Agreement.

Party B    An opinion of Party B's       Promptly after          Yes
           counsel substantially in the  execution of this
           form of Exhibit B to this     Agreement.
           Schedule.

Party B    A certified copy of the       Upon execution of       Yes
           resolution or resolutions     this Agreement
           (the Authorizing Resolution)  (unless an Authorizing
           of the board of directors of  Resolution has
           Party B, certified by a       previously been
           secretary, or an assistant    furnished by Party B
           secretary of Party B,         to Party A), and,
           pursuant to which Party B is  with respect to
           authorized to enter into      each Transaction
           this Agreement and each       not covered by a
           Transaction entered into      previously furnished
           under this Agreement.         Authorizing Resolution,
                                         within five (5)
                                         Business Days of the
                                         Trade Date.

Party B    Unaudited quarterly           Within 45 days after    Yes
           financial statements of       each fiscal quarter
           Party B                       end of Party B or,
                                         if publicly available,
                                         when publicly available.

Party B    Audited annual financial      Within 60 days after    Yes
           statements of Party B         each fiscal year end
                                         of Party B or, if
                                         publicly available,
                                         when publicly available.

                                        PART 4

                                    MISCELLANEOUS

(a)  ADDRESSES FOR NOTICES.  For the purpose of SECTION 12(a) of this Agreement:

Address for notices or communications to Party A:-

Address:  GENFERSTRASSE 24, P.O. BOX 311, CH-8002 ZURICH, SWITZERLAND

Attention:  FINANCIAL CONTROLLER

Telex No:  812 906                          Answerback:  LBFS CH

Facsimile No.:     411-287-8825       Telephone No.:  411-287-8842

                                  (For all purposes)

Address for notices or communications to Party B:-

Address: 9116 Brentmeade Blvd., Brentwood, TN 37027

Attention: John Colling, Jr.

Telex No.:                             Answerback:

Facsimile No.: (615) 316-5192          Telephone No.: (615) 316-5255

                                  (For all purposes)

(b)  PROCESS AGENT.  For the purpose of SECTION 13(c):-

     Party A appoints as its Process Agent -      Lehman Brothers Inc.
                                                  3 World Financial Center
                                                  New York, NY 10285

Party B appoints as its Process Agent -           Not applicable.

(c)  OFFICES.  The provisions of SECTION 10(a) will apply to this Agreement.

(d)  MULTIBRANCH PARTY.  For the purpose of SECTION 10(c):

     Party A is not a Multibranch Party.

     Party B is not a Multibranch Party.

(e) CALCULATION AGENT. The Calculation Agent is Party A, unless otherwise specified in a Confirmation in relation to the relevant Transaction.

(f)  CREDIT SUPPORT DOCUMENT.  Details of any Credit Support Document:-

     In the case of Party A, a guarantee of Party A's obligations hereunder in the form annexed hereto as Exhibit A to Schedule.

(g)  CREDIT SUPPORT PROVIDER.
     Credit Support Provider means in relation to Party A: Holdings. Credit Support Provider means in relation to Party B: Not Applicable.

(h) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(i) NETTING OF PAYMENTS. SUBPARAGRAPH (ii) of SECTION 2(c) of this Agreement will not apply to any Transactions (in each case starting from the date of this Agreement).

(j)  AFFILIATE will have the meaning specified in SECTION 14 of this Agreement.

                                        PART 5

                                   OTHER PROVISIONS

(a) CONFIRMATIONS. Party A shall send to Party B its standard form of Confirmation for each Transaction entered into hereunder, the terms of which shall be deemed to be agreed to by Party B unless, within three (3) Local Business Days of Party B's receipt thereof, Party B notifies Party A of any disagreement thereto.
(b) STOCKHOLDERS' EQUITY means with respect to an entity, at any time, the sum at such time of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.
(c) TAX FORMS means any form or document that may be required or reasonably requested in order to allow the other party to make a payment under the Transaction without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate.

(d) TRANSFER. For the purposes of Section 7, the following phrase "which consent shall not be unreasonably withheld" shall be inserted on the third line thereof, after the word "party," and before the word "except". In addition, either party may assign a Transaction to an affiliated entity of such party whose obligations in respect of such assignment are guaranteed by the transferor party, or, if the transferor's obligations under the Transaction are guaranteed, by the guarantor of such transferor party's obligations. Notwithstanding the foregoing, any assignment hereunder shall not be permitted if, as a result thereof, a payment becomes subject to any deduction or withholding for or on account of any tax which would not have arisen had such assignment not been effected.

(e) TRIAL BY JURY. Each party irrevocably waives any and all rights to trial by jury in any legal proceeding in connection with this Agreement or any Transaction.

(f) ACCURACY OF SPECIFIED INFORMATION. Section 3(d) is hereby amended by adding in the third line thereof after the word "respect" and before the period the words "or, in the case of audited or unaudited financial statements or balance sheets, a fair presentation of the financial condition of the relevant person".

(g) DEFINITIONS. This Agreement, each Confirmation, and each Transaction are subject to the 1991 ISDA Definitions and the 1994 ISDA Equity Option Definitions, each as published by the International Swaps and Derivatives Association, as amended, supplemented, updated, restated and superseded from time to time (collectively, the "Definitions"), and will be governed in all respects by the Definitions (except that references to "Swap Transactions" in the Definitions will be deemed to be references to "Transactions"). The Definitions as so modified, are incorporated by reference in, and made part of, this Agreement and each Confirmation as if set forth in full in this Agreement and such Confirmations. Subject to
     Section 1(b), in the event of any inconsistency between the provisions of this Agreement and the Definitions, this Agreement will prevail. Also, subject to Section 1(b), in the event of any inconsistency between the provisions of any Confirmation and this Agreement, or the Definitions, such Confirmation will prevail for the purpose of the relevant Transaction.

(h) NOTICES. For the purposes of subsections (iii) and (v) of Section 12(a), the date of receipt shall be presumed to be the date sent if sent on a Local Business Day or, if not sent on a Local Business Day, the date of receipt shall be presumed to be the first Local Business Day following the date sent.

(i) SERVICE OF PROCESS. The penultimate sentence of Section 13(c) shall be amended by adding the following language at the end thereof: "if permitted in the jurisdiction where the proceedings are initiated and in the jurisdiction where service is to be made."

(j)  SET-OFF.

     (1) In addition to any rights of set-off a party may have as a matter of law or otherwise, upon the occurrence of an Event of Default or an Additional Termination Event with respect to a party ("X"), the other party ("Y") will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (and to any Affiliate of Y) (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (and to any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation.)

     (2) For the purpose of cross-currency set-off, Y may convert either obligation at the applicable market exchange rate selected by Y on the relevant date.

     (3) If the amount of an obligation is unascertained, Y may in good faith estimate that amount and set-off in respect of the estimate, subject to the relevant party accounting to the other when the amount of the obligation is ascertained.

     (4) This clause (j) shall not constitute a mortgage, charge, lien or other security interest upon any of the property or assets of either party to this Agreement.(k)
                    ADDITIONAL REPRESENTATIONS. Section 3 is hereby amended by adding the following additional subsections:

          (g)  NO AGENCY.   It is entering into this Agreement and each
     Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

          (h) ELIGIBLE SWAP PARTICIPANT. It is an "eligible swap participant" as defined in the Part 35 Regulations of the U.S. Commodity Futures Trading Commission.

          (i) LINE OF BUSINESS. It has entered into this Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business. It represents and warrants that all transactions effected under this Agreement (i) will be appropriate in the conduct and management of its business, (ii) will be entered into for non-speculative purposes, and (iii) constitute transactions entered into for purposes of hedging or managing risks related to its assets or liabilities as currently owned or incurred, or likely to be owned or incurred in the conduct of its business.

          (j) NO RELIANCE. In connection with the negotiation of, the entering into, and the confirming of the execution of, this Agreement, any Credit Support Document to which it is a party, and each Transaction: (i) the other party is acting for its own account and is not acting as a fiduciary or financial or investment advisor for it; (ii) it is not relying upon any communications (whether written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement, any Credit Support Document to which it is a party and each Transaction (other than the representations expressly set forth in this Agreement and in such Credit Support Document), it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction; (iii) it has not received from the other party any assurance or guarantee as to the expected results of any Transaction; and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own independent investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party.

(l) ADDITIONAL REPRESENTATIONS OF PARTY B. Party B represents to Party A (at all times until termination of this Agreement) that:

               (i) It understands that the Transactions contemplated hereunder are subject to complex risks which may arise without warning, may at times be volatile, and that losses may occur quickly and in unanticipated magnitude.

               (ii) It is a sophisticated investor able to evaluate the terms, conditions and risks of the Transactions contemplated hereunder and accepts such terms, conditions and risks.

               (iii) It is capable of assuming and assumes, all risks (financial and otherwise) associated with the Transactions contemplated hereunder.

               (iv) This Agreement and each Transaction have been, and will be, entered into not for the purpose of speculation but solely in connection with the portfolio management, asset, risk, and liability management and hedging activities of Party B.

(m) TRANSACTIONS. With respect to any Option Transaction that may be entered into hereunder, Party B represents to Party A (at all times until termination of this Agreement) that Party B:

               (i) understands that the Option Transactions have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and are being offered and sold in reliance on the exemption to the registration requirements of the Securities Act provided under Section 4(2) thereof:

               (ii) understands and acknowledges that Party A has no obligation to register the Option Transactions under the Securities Act or any other United States federal or state securities law, and that the Option Transactions must be held indefinitely by the purchaser thereof unless subsequently registered under such securities laws or an exemption from such registration is available;

               (iii) agrees that in the event that at some future time it wishes to dispose of the Option Transactions in whole or in part (such disposition currently not being foreseen or contemplated), it will not transfer the same except in a transaction exempt from or not subject to the registration requirements of the Securities Act; and

               (iv) understands that each Confirmation may bear a legend to substantially the following effect:

     THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; AND SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS


     The parties executing this Schedule have executed the Agreement and have agreed as to the contents of this Schedule.

LEHMAN BROTHERS FINANCE S.A.                    MAGNETEK, INC.


By:                                             By:
   -------------------------                       -------------------------
Title:                                          Title:
      ----------------------                          ----------------------
Date:                                           Date:
     -----------------------                         -----------------------

By:
   -------------------------
Title:
      ----------------------
Date:
     -----------------------

                                                           EXHIBIT A TO SCHEDULE



                      GUARANTEE OF LEHMAN BROTHERS HOLDINGS INC.

     LEHMAN BROTHERS FINANCE S.A. ("Party A") and                 ("Party B")
have entered into a Master Agreement dated as of             , 19  , pursuant to
which Party A and Party B have entered and/or anticipate entering into one or more transactions (each a "Transaction"), the Confirmation of each of which supplements, forms part of, and will be read and construed as one with, the Master Agreement (collectively referred to as the "Agreement"). This Guarantee is a Credit Support Document as contemplated in the Agreement. For value received, and in consideration of the financial accommodation accorded to Party A by Party B under the Agreement, LEHMAN BROTHERS HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware ("Guarantor"), hereby agrees to the following:

     (a) Guarantor hereby unconditionally guarantees to Party B the due and punctual payment of all amounts payable by Party A under each Transaction when and as Party A's obligations thereunder shall become due and payable in accordance with the terms of the Agreement. In case of the failure of Party A to pay punctually any such amounts, Guarantor hereby agrees, upon written demand by Party B, to pay or cause to be paid any such amounts punctually when and as the same shall become due and payable.

     (b) Guarantor hereby agrees that its obligations under the Guarantee constitute a guarantee of payment when due and not of collection.

     (c) Guarantor hereby agrees that its obligations under the Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of the Agreement against Party A (other than as a result of the unenforceability thereof against Party B), the absence of any action to enforce Party A's obligations under the Agreement, any waiver or consent by Party B with respect to any provisions thereof, the entry by Party A and Party B into additional Transactions under the Agreement or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (excluding the defense of payment or statute of limitations, neither of which are waived); PROVIDED, HOWEVER, that Guarantor shall be entitled to exercise any right that Party A could have exercised under the Agreement to cure any default in respect of its obligations under the Agreement or to setoff, counterclaim or withhold payment in respect of any Event of Default or Potential Event of Default in respect of Party B or any Affiliate, but only to the extent such right is provided to Party A under the Agreement. The Guarantor acknowledges that Party A and Party B may from time to time enter into one or more Transactions pursuant to the Agreement and agrees that the obligations of the Guarantor under this Guarantee will upon the execution of any such Transaction by Party A and Party B extend to all such Transactions without the taking of further action by the Guarantor.

     (d) This Guarantee shall remain in full force and effect until such time as Party B shall receive written notice of termination. Termination of this Guarantee shall not affect Guarantor's liability hereunder as to obligations incurred or arising out of Transactions entered into prior to the termination hereof.

     (e) Guarantor further agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligation or interest thereon is rescinded or must otherwise be restored by Party B upon an Event of Default as set forth in
Section 5(a)(vii) of the Agreement affecting Party A or Guarantor.

     (f) Guarantor hereby waives (i) promptness, diligence, presentment, demand of payment, protest, order and, except as set forth in paragraph (a) hereof, notice of any kind in connection with the Agreement and this Guarantee, or (ii) any requirement that Party B exhaust any right to take any action against Party A or any other person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee.

     This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine. All capitalized terms not defined in this Guarantee are defined in the Agreement.

     Any notice hereunder will be sufficiently given if given in accordance with the provisions for notices under the Agreement and will be effective as set forth therein. All notices hereunder shall be delivered to Lehman Brothers Holdings Inc., Attention: Treasurer, at 200 Vesey Street, 24th Floor, New York, New York 10285 (Telex No: 175636 Answerback: SLB, Facsimile No. 212-526-1467) with a copy to Lehman Brothers Finance S.A., Attention: Financial Controller at Genferstrasse 24, P.O. Box 311, CH-8002 Zurich, Switzerland (Telex No: 812 096
Answerback: LBFS CH, Facsimile No. 411-287-8825).

     IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed in its corporate name by its duly authorized officer as of the date of the Agreement.

                    LEHMAN BROTHERS HOLDINGS INC.

                    By:
                       -------------------------
                       Name:
                       Title:

DRAFT - DISCUSSION PURPOSES ONLY


                                                       [DRAFT DATE MAY 28, 1997]


                                                              ____________, 1997
                                     TRANSACTION

MagneTek, Inc.


Master Number:
LBF Reference Number:


Dear Sir or Madam:

    The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

    The definitions and provisions contained in the 1994 ISDA Equity Option Definitions (the "Equity Option Definitions") and the 1991 ISDA Definitions (each as published by the International Swaps and Derivatives Association, Inc. ("ISDA")) are incorporated into this Confirmation. In the event of any inconsistency between any of those definitions and provisions and this Confirmation, this Confirmation will govern. Notwithstanding anything therein to the contrary, the definition of "Transaction" in Section 1.1 of the Equity Option Definitions shall be deemed to include an over-the-counter equity swap transaction relating to any of a single share, a basket of shares or an index (a "Swap Transaction").

    1. This Confirmation evidences a complete binding agreement between Lehman Brothers Finance S.A. ("Party A") and MagneTek, Inc. ("Party B") as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement (the "Master Agreement") in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the "ISDA Form"), with such modifications as you and we will in good faith agree. Upon the execution by you and us of such an agreement, this Confirmation will supplement, form a part of, and be subject to that agreement. All provisions contained or incorporated by reference in that agreement upon its execution will govern this Confirmation except as expressly modified below. Until we execute and deliver that agreement, this Confirmation, together with all other documents (each a "Confirmation") confirming transactions entered into between us and referring to the ISDA Form, shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if we had executed an agreement in such form (but without any Schedule) on the Trade Date of the first such transaction between us. In the event of any inconsistency between the provisions of that agreement, or the Master Agreement when executed, and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

    2. The terms of the Transaction to which this Confirmation relates are as follows:

    Agent: Lehman Brothers Inc. ("LBI") is confirming this Transaction for both Party A and Party B. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of this Transaction by either party hereto.

    Notional Amount:              USD[Number of Shares x USD16.92]

    Trade Date:                   [June 23], 1997

    Effective Date:               [3 Business Days following Trade Date]

    Termination Date:             [123 calendar days following Trade Date]

    Elected Termination:          Party B may terminate this Transaction on any
                                  day prior to the scheduled Termination Date by providing five (5) Business Days' written or telephonic notice to Party A. For purposes of calculating Capital Appreciation or Capital Depreciation, Price(t+1) shall be the price at which the Shares are sold by Party A.

    Net Payments:                 Applicable

    Settlement Currency:          USD

    Business Day Convention:      Modified Following

PARTY A EQUITY FLOATING AMOUNT:

    Final Valuation Date:         Three Exchange Business Days prior to the
                                  Termination Date.

    Equity Calculation Period:    The Equity Calculation Period shall commence
                                  on and include the Effective Date and will end on but exclude the Termination Date.

    Equity Payment Date:          The Termination Date

    Shares:                       MagneTek, Inc. ("the Issuer") (NYSE symbol:
                                  MAG)

    Number of Shares:             [Aggregate Number of Acquired Shares (as
                                  defined in the Standby Agreement between Party A and Party B dated________)

    Party A Capital Appreciation  On the Equity Payment Date, Party A shall
    Amount: pay to Party B the Capital Appreciation, as defined below, if any. Party B shall notify Party A not later than 60 Business Days prior to the Termination Date whether such payment shall be made in USD cash or via Alternative Settlement.

                                  "Alternative Settlement" means that on the Termination Date, Party B's Fixed Amount (plus Capital Depreciation, if any) shall be netted against Party A's Equity Floating Amount (resulting in a USD sum hereinafter referred to as the "Net Payment"). If the Net Payment is owed to Party B, then on the Termination Date Party A shall deliver to Party B, in lieu of the Net Payment, the number of freely tradable, fully registered shares of the Issuer, the value of which is equivalent to the Net Payment (the "Equivalent Shares"). If the Net Payment is owed to Party A, then on the Termination Date Party B shall deliver the Equivalent Shares to Party A, in lieu of the Net Payment.

Alternative Settlement Execution  If Party B is entitled to receive the Net
Make-Whole:                       Payment and Party B elects Alternative
                                  Settlement, and if the aggregate cost to Party A of purchasing the Equivalent Shares exceeds the Net Payment due to changes in the market price of the shares of the Issuer during the period from the close of trading on the Valuation Date to the time that Party
                                  A's activities to purchase the Equivalent
                                  Shares is fully executed, then Party B shall pay the difference in cash to Party A on the Business Day immediately following Party B's receipt of Party A's demand setting forth the amount of the difference.

                                  If Party A is entitled to receive the Net
                                  Payment and Party B elects Alternative
                                  Settlement, and Party A, in selling the
                                  Equivalent Shares, obtains an aggregate sale price that is less than the Net Payment due to changes in the market price of the shares of the Issuer during the period from the close of trading on the Valuation Date to the time that Party A's activities to sell the Equivalent Shares is fully executed, then Party B shall pay the difference in cash to Party A on the Business Day immediately following Party B's receipt of Party A's demand setting forth the amount of the difference.

Dividends:                        Party A shall pay to Party B, the Dividend
                                  Amount, if any, within two (2) Exchange
                                  Business Days of such amount being paid by the Issuer to holders of record of the Shares.

PARTY B FIXED AMOUNT:

    Fixed Calculation Period:     The Equity Calculation Period

    Fixed Payment Date:           The Equity Payment Date

    Fixed Rate:                   [Four month LIBOR as determined two London
                                  Banking Days prior to the Effective Date using Telerate page 3750] (exclusive of Spread)

    Spread:                       Plus 1.50%

    Fixed Rate Day Count
    Fraction:                     Actual/360

    Reset Dates:                  Inapplicable

    Business Day:                 New York and London

    Compounding:                  Inapplicable

    Party B Capital Depreciation  Party B will pay to Party A on the Equity
    Amounts: Payment Date the Capital Depreciation (as defined below), if any.

    Early Termination:            If the value of the Shares falls below USD12
                                  on any day during the Transaction, then Party
                                  A shall have the right to terminate this Transaction unless Party B shall, within one
                                  Business Day of Party A's notice thereof,
                                  (a) deliver to Party A credit support in an amount that will fully collateralize the risk of loss to Party A hereunder should Party B default, (b) execute a 1994 ISDA Credit
                                  Support Document (or its successor or other similar industry standard document) in form and substance satisfactory to Party A obligating Party B to maintain credit support in such an amount from time to time and (c) execute such amendments to the Master
                                  Agreement as may be appropriate to make that document a Credit Support Document for purposes of the Master Agreement.

    Governing Law:                New York

    Transfer:                     Neither party may transfer this Transaction,
                                  in whole or in part, without the prior
                                  written consent of the non-transferring
                                  party, which consent shall not be
                                  unreasonably withheld. In addition, either party may assign this Transaction to an affiliated entity of such party whose obligations in respect of such assignment are guaranteed by the transferor party, or, if the transferor's obligations under this
                                  Transaction are guaranteed, by the guarantor of such transferor party's obligations.
                                  Notwithstanding the foregoing, any assignment hereunder shall not be permitted if, as a result thereof, a payment becomes subject to any deduction or withholding for or on account of any tax which would not have arisen had such assignment not been effected.

Party B Representations:          Party B represents that (i) it is not
                                  entering into this Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under this Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of this Transaction; (ii) it has provided to LBI, as agent for Party A, financial and other information concerning its investment objectives and risk tolerance, which information is contained in its LBI account documentation, and has not been rendered misleading or obsolete; (iii) it understands that this Transaction is subject to complex risks which may arise without warning, may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (iv) it is authorized to enter into this Transaction and such action does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party; (v) it has consulted with its legal advisor(s) and has reached its own conclusions about this Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from this
                                  Transaction; and (vi) it has concluded that this Transaction is suitable in light of its own investment objectives, financial capabilities and expertise.

                                  NEITHER PARTY A NOR ANY OF ITS AFFILIATES HAS ADVISED PARTY B WITH RESPECT TO ANY LEGAL, REGULATORY, TAX, ACCOUNTING OR ECONOMIC CONSEQUENCES ARISING FROM THIS TRANSACTION, AND NEITHER PARTY A NOR ANY OF ITS AFFILIATES IS ACTING AS AGENT (OTHER THAN LBI AS DUAL AGENT IF SPECIFIED ABOVE), OR ADVISOR FOR PARTY B IN CONNECTION WITH THIS TRANSACTION.

                                  Party B further represents that it is not entering into this Transaction while in possession of material non-public information concerning the business, operations or prospects of the Issuer(s).

                                  "Material" information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of the Issuer(s).


    3. CERTAIN DEFINITIONS. For purposes of this Transaction, the following terms shall have the indicated meanings:

    "Capital Appreciation" and "Capital Depreciation" are defined by the following formula:

         PRICE(T+1)   -   PRICE(T)   X   NOTIONAL AMOUNT
         -------------------------
                   PRICE(T)

    Where:

    "Price(t+1)" means the arithmetic average of the per share prices at which the Shares are sold by Party A during the Valuation Period, net of any withholding tax, stamp tax, or any other tax, duties, fees or commissions payable in respect of such sale.

    "Price(t)" means USD[16.92]


    If the amount calculated under the formula above is a positive amount, then such amount is the "CAPITAL APPRECIATION," and if such amount is a negative amount, then the absolute value of such amount is the "CAPITAL DEPRECIATION."

    "Dividend Amount" means the cash dividends to which holders of record of the Shares during the period from, and including, the Effective Date to, but excluding, the Termination Date would be entitled, net of any withholding tax, stamp tax, or any other tax, duties, fees or commissions payable in respect of such dividend payment.

    "Exchange Business Day" means a day that is (or, but for the occurrence of a Market Disruption Event, would have been) a trading day on each of the Exchange and each Related Exchange(s) other than a day on which trading on any such exchange is scheduled to close prior to its regular weekday closing time.

    "Exchange" means the New York Stock Exchange.

    "Related Exchange(s)" shall not be applicable to this Transaction.

    "Valuation Period" means the period from and including the ninetieth calendar day immediately preceding the Final Valuation Date to and including the Final Valuation Date (each Exchange Business Day therein referred to as a "Valuation Date"), subject to Section 4.

    "Valuation Time" means at [the close of trading on the Exchange.] [   :00
a.m./p.m. (local time in    ).]

    4. MARKET DISRUPTION EVENT. If there is a Market Disruption Event on any Valuation Date, then the Valuation Date shall be the first succeeding Exchange Business Day on which there is no Market Disruption Event, unless there is a Market Disruption Event on each of the five Exchange Business Days immediately following the original date that, but for the Market Disruption Event, would have been the Valuation Date. In that case, (a) that fifth Exchange Business Day shall be deemed to be the Valuation Date notwithstanding the Market Disruption Event, and (b) the Calculation Agent shall determine the market value as of the Valuation Time on that fifth Exchange Business Day on the basis of its good faith estimate of the Exchange traded price that would have prevailed but for the occurrence of the Market Disruption Event.

    "Market Disruption Event" means the occurrence or existence on any Exchange Business Day during the one-half hour period immediately before the Valuation Time of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant Exchange or otherwise) in (a) the Share on the Exchange, or (b) any options contracts or futures contracts relating to the Share on any Related Exchange if, in any such case, that suspension or limitation is material, in the determination of the Calculation Agent.

    The Calculation Agent shall as soon as reasonably practicable under the circumstances notify the parties or other party, as the case may be, of the existence of a Market Disruption Event on any day that but for the occurrence or existence of a Market Disruption Event would have been a Valuation Date.

    5. ADJUSTMENTS. For purposes of Article 10 of the Equity Option Definitions, any reference to the term "Share Transaction" shall be deemed to mean "Swap Transaction".

    Method of Adjustment:         Calculation Agent Adjustment

  EXTRAORDINARY EVENTS:

    Consequences of Merger Events:

    (a)  Share-for-Share:              "Cancellation and Payment," which means
                                       that (i) the Merger Date shall be deemed the final Valuation Date with respect to this Transaction and (ii) Price(t+1) shall be equal to the execution price at which Party A unwinds its hedge with respect to the Shares.

    (b)  Share-for-Other:              "Cancellation and Payment," which means
                                       that (i) the Merger Date shall be deemed the final Valuation Date with respect to this Transaction and (ii) Price(t+1) shall be equal to the execution price at which Party A unwinds its hedge with respect to the Shares

    (c)  Share-for-Combined:           "Cancellation and Payment," which means
                                       that (i) the Merger Date shall be deemed the final Valuation Date with respect to this Transaction and (ii) Price(t+1) shall be equal to the execution price at which Party A unwinds its hedge with respect to the Shares.

    NATIONALIZATION OR INSOLVENCY:     Repurchase; provided that such quotation
                                       shall be determined by the Calculation
                                       Agent in a fair and commercially
                                       reasonable manner.

    6. Calculation Agent: LBI, whose determinations and calculations shall be binding in the absence of manifest error.

    7.   Party A agrees to provide the following Credit Support Document:
Guarantee of Lehman Brothers Holdings Inc. (unconditional guarantee to Party B of the due and punctual payment of all amounts payable by Party A under this Transaction as such payments become due and payable).

         Party B agrees to execute the following Credit Support Document:
Credit Support Annex

    8.   Account Details:

         Party A's payment instructions:    First Chicago International Bank,
                                            New York, New York
                                            ABA Number:  026-009-797
                                            Account Number: 103-1753-50-01
                                            For Account of:  Lehman Brothers
                                            Holdings plc
                                            Favour:  Lehman Brothers Finance
                                            S.A.

         Party B's payment instructions:    Please provide

    Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter or telex substantially similar to this letter, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates agreement to those terms.

Yours sincerely,                  Confirmed as of the date first above written:

LEHMAN BROTHERS FINANCE S.A.      MAGNETEK, INC.

By:                                By:
    ---------------------------        ---------------------------
   Name:                               Name:
   Title:                              Title:

By:
    ---------------------------
   Name:
   Title:

Execution time will be furnished upon counterparty's written request.